Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 22, 2004 accompanying the consolidated financial statements included in the Annual Report of Atlas America, Inc. on Form 10-K for the year ended September 30, 2004 incorporated by reference in the Registration Statement on Form S-3. We consent to the incorporation by reference in the Registration Statement on Form S-3 of the aforementioned report and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Cleveland, Ohio
September 30, 2005